                                                                Exhibit 1.1
         FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
     STATE OF NEVADA         OFFICERS' CERTIFICATE
                             PURSUANT TO NRS 78-207
       DEC 02 1996
        C-1236-90

DEAN HELLER SECRETARY OF STATE

      /s/ DEAN HELLER



        The undersigned certify that:

        1. They are the president and the secretary, respectively, of Bio Fluorescent Technologies, Inc., a Nevada corporation (the "Company").

        2.  The Company has declared a one for three reverse stock split.

        3. Prior to the one for three reverse stock split, the Company had authorized Twenty Five Million (25,000,000) shares of common stock, par value $0.0001 per share.

        4. After the one for three reverse stock split, the Company will have authorized Eight Million, Three Hundred Thirty Three Thousand, Three Hundred Thirty Four (8,333,334) shares of common stock, par value $0.001 per share.

        5. The Company shall reconstitute and convert all currently outstanding warrants and options to purchase an aggregate of One Million Nine Hundred Ninety Thousand (1,990,000) shares of Common Stock, constituting the only outstanding class of equity shares into an aggregate of one-third such amount or Six Hundred Sixty Three Thousand Three Hundred Thirty Four (663,334) shares. Any fractional shares resulting from the reverse stock split will be rounded up into the nearest whole share.

        5.  No vote of the shareholders is required for the reverse stock split.

        6.  The reverse stock split shall be effective as of December 2, 1996.

        We further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this Certificate are true and correct of our own knowledge.


Date: November 18, 1996

                                                     /s/ JAN J. OLIVIER
                                                -----------------------------
                                                           President


                                                  /s/ A. RICHARD BULLOCK
                                                -----------------------------
                                                           Secretary